EXHIBIT 15.4

May 1, 2026

To the Board of Directors and Shareholder of
Nevada Power Company
6226 West Sahara Avenue
Las Vegas, Nevada 89146

We are aware that our report dated May 1, 2026, on our review of the interim financial information of Nevada Power Company appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, is incorporated by reference in Registration Statement No. 333-283731 on Form S-3.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada